CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in the July 1, 2007 Statement of Additional Information constituting part of the registration statement on Form N-1A (the "Registration Statement") of our reports dated April 26, 2007 relating to the financial statements and financial highlights which appear in the February 28, 2007 Annual Reports to Shareholders of John Hancock Funds III, which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.



/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
June 27, 2007